EXHIBIT 10.10

DATED                      200

SUMMER INFANT EUROPE LIMITED

- and -

RACHELLE HAREL

                                     , 200

SERVICE AGREEMENT

Cobbetts LLP

Trafalgar House

29 Park Place

Leeds

LS1 2SP

DX: 14085 Leeds Park Square

Tel: 0845 404 2404

Fax: 0845 404 2424

CONTENTS

Clause		Page
1	DEFINITIONS	1

2	INTERPRETATION	2

3	APPOINTMENT	3

4	PERIOD OF EMPLOYMENT	3

5	DUTIES	3

6	PLACE OF EMPLOYMENT AND OVERSEAS WORK / TRAVEL	5

7	SALARY	5

8	BONUS SCHEME AND SHARE OPTIONS	5

9	EXPENSES	6

10	CAR	6

11	OTHER BENEFITS	7

11.1	PENSION	7

11.2	MEDICAL EXPENSES	7

11.3	OTHER EMPLOYEE BENEFITS	7

11.4	GENERAL	7

12	SICKNESS OR INJURY	8

13	HOLIDAYS	8

14	INVENTIONS, COPYRIGHT AND DESIGNS	9

15	OTHER INTELLECTUAL PROPERTY	10

16	CONFIDENTIAL INFORMATION	10

17	OTHER BUSINESS INTERESTS	11

18	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS	11

19	TERMINATION OF EMPLOYMENT	14

20	TERMINATION DUE TO RECONSTRUCTION OR AMALGAMATION	16

21	EFFECT OF TERMINATION	16

22	DIRECTOR’S OBLIGATIONS ON TERMINATION	16

23	EFFECT OF CEASING TO BE A DIRECTOR	17

24	WORKING TIME REGULATIONS 1998	17

25	DISCIPLINARY AND DISMISSAL PROCEDURES	18

26	GRIEVANCE PROCEDURE	18

27	PARTICULARS OF EMPLOYMENT	19

28	NOTICES	19

29	MISCELLANEOUS	19

THIS SERVICE AGREEMENT is made on	200

PARTIES:

(1)	SUMMER INFANT EUROPE LIMITED, (company number 4322137) whose registered office is at 271 High Street, Berkhamsted, Herts HP4 1AA (the “Company”); and

(2)	RACHELLE HAREL of 10 Kimble Crescent, Bushey, Watford, Hertfordshire WD23 4SR (the “Director”).

AGREED TERMS

1	DEFINITIONS

In the Agreement:

1.1	“Board” means the board of directors of the Company or any person or committee authorised by the Board as its representative for the purpose of the Agreement;

1.2	“Commencement Date” means the date of execution of this Agreement;

1.3	“Confidential Information” means information about the Company’s and/or the Group Companies’ business and/or that of its or their suppliers, customers and others with whom it or they deal which amounts to a trade secret, is confidential or commercially sensitive and/or which may not be readily available to others engaged in similar business or to the general public (in whatever form or medium such information may be held, stored or recorded), and includes (but is not limited to):

1.3.1	information about the Company’s and/or the Group Companies’ clients or customers (including specific client or customer lists), and details of its or their employees, contractors, agents, distributors and suppliers, in each case whether these are actual or potential clients, customers, employees, contractors, agents, distributors or suppliers;

1.3.2	information about the financial position and future plans of the Company and the Group Companies;

1.3.3	information on any database belonging to or operated by or on behalf of the Company and/or any Group Company where such information is not publicly available;

1.3.4	information regarding the Company’s and the Group Companies prices, discounts, business and its or their financial, marketing, development and manpower plans;

1.3.5	passwords and other security information;

1.3.6	information about and concerning the designs and specifications of the products or processes designed and manufactured by or on behalf of the Company and/or any Group Company and of those products or processes which are in the process of being designed by or on behalf of the Company and/or any Group Company; and

1.3.7	all other information, whether technical, non-technical, scientific, or non-scientific, which the Company or any Group Company considers might cause significant harm were it to be available to and/or used by anyone other than the Company or a Group Company and which is notified to the Director as being confidential or is clearly by its nature confidential and is treated by the Company and/or any Group Company as such;

1.4	“Group Company” means any company that is at or at any time after the date of this Agreement a subsidiary of the Company or the holding company of the Company or a subsidiary of any such holding company (“subsidiary” and “holding company” having the meanings respectively ascribed to them in the Companies Act 1985), and includes (without limitation) the Parent Company;

1.5	“Intellectual Property” means all intellectual property, including but not limited to: patents; registered or unregistered trade marks; domain names; registered or unregistered designs; utility models; copyright; semi-conductor topography rights; database rights; applications for any of the foregoing and the right to apply for them in any part of the world; discoveries; creations; inventions; improvements upon or additions to an invention; Confidential Information; know-how and any research effort relating to any of the above; business names (whether registrable or not); moral rights; and any similar rights in any country;

1.6	“Parent Company” means KBL Healthcare Acquisition Corp. II, or any other company which is at or after the date of this Agreement the immediate holding company of the Company;

1.7	“Prohibited Area” means the UK;

1.8	“Regulations” means the Working Time Regulations 1998; and

1.9	“Termination Date” means the date upon which the Director’s employment with the Company terminates.

2	INTERPRETATION

In this Agreement:

2.1	Any reference to a statute or statutory provision includes a reference to that statute or provision as modified or re-enacted from time to time.

2.2	Any reference to a “person” includes a reference to a body corporate or unincorporated body of persons.

2.3	Any reference to the singular includes reference to the plural and vice versa.

2.4	Words importing the masculine include the feminine and neuter and vice versa.

2.5	References to Clauses are unless otherwise stated to Clauses of this Agreement.

2.6	The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

3	APPOINTMENT

3.1	The Company will employ the Director in the position of Director and General Manager or in such other comparable position as the Company may from time to time require having regard to the needs of the business of the Company and/or any Group Company from time to time. The Director accepts that the Company may require her to perform alternative or additional duties or tasks not necessarily within the ordinary scope of her duties, including duties or tasks for any Group Company, and the Director agrees to perform those duties or tasks as if they were specifically required under this Agreement.

3.2	The Company is entitled to appoint any other person or persons to act jointly with the Director in such position.

3.3	By entering into this Agreement the Director represents and warrants to the Company that she is not bound by or subject to any court order, contract, agreement, trust, undertaking or other legal obligation which in any way restricts or prohibits her from entering into this Agreement or from performing her duties under it.

4	PERIOD OF EMPLOYMENT

4.1	Subject to the terms of this Agreement and in particular to Clause 19 the employment of the Director under this Agreement will begin on the Commencement Date and will continue until terminated by either party giving to the other not less than 6 months’ written notice expiring at any time.

4.2	The normal retirement age applicable to the Director’s employment is 65. Any request to continue in employment beyond that normal retirement age will be dealt with on an individual basis.

4.3	The Director’s period of continuous employment with the Company for all statutory purposes began on April 1, 2003. No employment with a previous employer counts as part of the Director’s period of continuous employment with the Company.

5	DUTIES

5.1	The Director will during the term of this Agreement:

5.1.1	faithfully and diligently serve the Company and any Group Company to the best of her ability and carry out her duties and exercise her powers (including such duties and powers as the Board may from time to time direct or vest in her) in a proper and efficient manner;

5.1.2	obey all Company rules regulations policies and procedures and all codes of practice and/or statutory or regulatory provisions from time to time in force which are applicable to her as a director and/or to the Company;

5.1.3	devote the whole of her time, attention, abilities and skill to the business and affairs of the Company and any Group Company during the Company’s normal business hours which are from 9am to 5.30pm Monday to Friday each week and during such additional hours as are necessary for the proper performance of her duties or as the Board may reasonably require from time to time;

5.1.4	at all times and in all respects comply with all requests directions and/or instructions of the Board and/or of the director to whom she reports (which shall initially be the Chief Operating Officer and/or Chief Executive Officer of the Parent Company);

5.1.5	at all times use her best endeavours to promote maintain and protect the interests and reputation of the Company and the Group Companies;

5.1.6	at all times promptly disclose to the Board any information which comes into her possession which adversely affects or may adversely affect the Company and/or any Group Company or the business of the Company and/or any Group Company;

5.1.7	keep the Board at all times promptly and fully informed (in writing if so requested) of the business and affairs of the Company and any Group Company and her conduct thereof and provide such explanations and assistance in connection with it as the Board may require.

5.2	The duties which (in accordance with Clause 3.1) the Board may assign to the Director without further remuneration include:

5.2.1	duties on behalf of any Group Company; and/or

5.2.2	acting as an officer or director of any Group Company and holding offices or appointments as a nominee or representative of the Company and/or any Group Company.

Where such duties are assigned to her the Director has no entitlement or legitimate expectation to maintain such role(s) throughout her employment.

5.3	The Director must not without the prior written consent of the Board enter into any commitment, contract or arrangement on behalf of the Company or any Group Company other than in the normal course of business or of an unusual, onerous or long-term nature.

5.4	The Director acknowledges and agrees that she is at all times during her employment, including during any period of suspension or while on garden leave under Clause 19.6, subject to a duty of goodwill, trust, confidence, good faith and fidelity to the Company. These duties include, without limitation, the duty throughout the duration of this Agreement:

5.4.1	not to compete with the Company and/or any Group Company;

5.4.2	not to make preparations (during the hours when she should be providing services under this Agreement) to compete with the Company and/or any Group Company after this Agreement has terminated;

5.4.3	not to solicit in competition with the Company and/or any Group Company any customer or customers of the Company and/or any Group Company;

5.4.4	not to entertain invitations to provide services in a personal capacity from customers of the Company and/or any Group Company where such invitations relate to services which could be provided by the Company and/or any Group Company;

5.4.5	not to offer employment to employees of the Company and/or any Group Company (other than employment by the Company and/or a Group Company); and

5.4.6	not to copy or memorise Confidential Information or trade secrets of the Company and/or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company and/or any Group Company.

6	PLACE OF EMPLOYMENT AND OVERSEAS WORK / TRAVEL

6.1	The Director’s normal place of employment is 20 Sparrows Herne, Bushey, Hertfordshire WD23 1FX but the Company is entitled to require the Director to work at such other places whether on a temporary or permanent basis as the Board may from time to time direct.

6.2	The Director will in the performance of her duties be required to travel within the United Kingdom and overseas including (without limitation) to the offices of the Parent Company.

6.3	The Director will not be required to work outside the UK for periods exceeding one month.

7	SALARY

7.1	The Director will receive a salary (which will accrue from day to day) at the rate of £81,300 per year, payable by equal monthly instalments in arrears.

7.2	The salary of the Director will be reviewed periodically by the Board (without any obligation to increase) and if the Board in its discretion determines to increase the salary any such increase will be paid from a date to be determined by the Board.

7.3	The salary payable under Clause 7.1 is deemed to include any fees or remuneration to which the Director would otherwise be entitled as a director or other office holder of the Company and/or any Group Company.

7.4	The Company is entitled (on giving prior written notice to the Director) to change the dates, frequency or manner of payment at any time where the reasonable needs of the Company’s business so require.

8	BONUS SCHEME AND SHARE OPTIONS

8.1	The Director is entitled to receive bonus payments in accordance with bonus terms determined by the Parent Company in its absolute discretion and notified to the Director from time to time (the “Bonus Scheme”).

8.2	The Company reserves the right for the Parent Company in its absolute discretion to change the terms of or to withdraw the Bonus Scheme upon giving to the Director written notice of its intention so to do together with details of how the changes affect the Director’s entitlement to receive bonus. Any such changes will be effective from the expiry of the notice. Receipt of a bonus in one period therefore creates neither right to nor expectation of bonus in a future period.

8.3	Bonus will not become part of the Director’s remuneration package for any purpose including any pension or insurance benefits.

8.4	Except where the terms of the Bonus Scheme expressly so provide or where the Parent Company in its absolute discretion so determines, bonus is not payable if, at the date of payment, the Director is not employed with the Company or has served or been served with notice of termination of employment.

8.5	The Company may offer to the Director the opportunity to subscribe for shares in the Company. The details of any such share options to be offered to the Director will be recorded in separate documentation.

9	EXPENSES

The Company will reimburse the Director the amount of all reasonable travelling, hotel, and other expenses properly and necessarily incurred by her in the performance of her duties hereunder, subject to the terms of the Company’s expenses policy in force from time to time and provided that such expenses are deductible by the Company for tax purposes. The Director must provide all supporting receipts or documents in respect of such expenses as may be required by the Company.

10	CAR

10.1	Subject to the terms of the Company’s car policy in force from time to time the Company will make available to the Director for her use in performing her duties a car of a type that it deems suitable for her role, and authorises the Director to use it also for her private purposes. The Company will pay for all repair, maintenance and fuel costs in connection with the car and shall tax and insure the car as appropriate.

10.2	The Director must (as a condition of her employment) ensure that she has at all times a current valid licence to drive the car, and must at all times comply with:

10.2.1	the terms of the Company’s car policy in force from time to time and any other guidelines issued by the Company or any relevant leasing company in respect of the use of Company cars; and

10.2.2	the terms of the car insurance policy.

10.3	The Director must immediately report to the Company any accident or incident involving the car, any endorsement of her driving licence and any circumstance as a result of which she is or may be disqualified from holding a driving licence, and must supply such additional information to the Company regarding the reported matters as the Board may request.

10.4	Where the Director (in breach of Clause 10.2 above) is disqualified for any reason from holding a driving licence, the Company reserves the right to terminate her employment by giving her notice of not less than her minimum notice entitlement under Section 86(1) of the Employment Rights Act 1996.

10.5	Immediately upon the termination of her employment (however arising) the Director must return the car and its keys to the Company at its principal place of business (or any other place nominated by the Company for its return).

10.6	The Company will not be liable for any fines (including parking fines) that are incurred by the Director whilst using her Company car and the Company may require the Director to meet the cost of any excess in connection with any insurance claim where full recovery is not made.

10.7	The Director must not do or omit to do anything where such act or omission would or might make void or prejudice any insurance policy or leasing agreement maintained by the Company in respect of the car.

10.8	At any time and for any reason whatsoever (including, without limitation if the Director is disqualified (for any reason) from driving a motor vehicle or becomes unable or is no longer required to use the car in order to perform the duties of her employment) the Company may at its discretion withdraw the use and benefit of the car. Where the Company exercises its discretion under this Clause, the Director will have no claim or entitlement to compensation in lieu of the benefit.

11	OTHER BENEFITS

Pension

The Company will pay employer contributions into a personal pension plan nominated by the Director at a rate to be agreed by the parties from time to time and which shall not be less than 3 per cent of the Director’s annual basic salary set out in Clause 7.1 above, [provided that the Director also contributes at least [3] per cent of her annual basic salary to such plan)]. The current Company contribution rate is 10 per cent of the Director’s annual basic salary. The Company’s [and the Director’s] contributions will be made on a monthly basis.

A contracting-out certificate issued in accordance with Part III of the Pension Schemes Act 1993 is not in force in respect of the Director’s employment.

Medical Expenses

Subject to the Director’s compliance with all requirements of the Company and the relevant insurer, the Company will pay the premium in respect of medical expenses insurance for the benefit of the Director on such terms as the Company may in its absolute discretion decide from time to time. Details of the current policy will be supplied on request.

Other Employee Benefits

The Director may be eligible from time to time to receive other benefits generally available to employees of the Company or of any Group Company. The Director will be notified of her eligibility to receive any such benefits, and of the terms on which those benefits are to be made available, when and if she becomes eligible to receive them.

General

11.1.1	The benefits referred to in this Clause 11 are subject to the rules and eligibility requirements of the relevant schemes from time to time and the terms and requirements imposed by any insurer or service provider. If any service provider or scheme provider (including any insurer) refuses for any reason to provide benefits or cover cannot be obtained other than at unacceptable cost the Company will not be liable to provide any such benefits or compensation in lieu.

11.1.2	The Company reserves the right to vary the terms of and/or withdraw any scheme or benefit provided under this Clause or to change the provider of any scheme or benefit.

12	SICKNESS OR INJURY

12.1	If the Director is prevented by sickness or injury from properly performing her duties under this Agreement she must report this fact forthwith to the director to whom she reports and must (on her return to work) provide a self-certification form stating the dates of and reason(s) for such absence.

12.2	If the Director is prevented by sickness or injury from properly performing her duties under this Agreement for seven or more consecutive days she must throughout her period of absence maintain at least weekly contact with the director to whom she reports and must provide a medical certificate from her doctor (or other relevant medical adviser) on the eighth day and weekly thereafter.

12.3	Provided that she has complied with the provisions relating to notification contained in Clauses 12.1 and 12.2 the Director will receive statutory sick pay during any absence due to sickness or injury, subject to the provisions governing the statutory sick pay scheme.

12.4	The Company reserves the right to ask the Director to produce a medical certificate at any stage of absence.

12.5	The above provisions do not limit or restrict the Company’s right to review the effect of any illness on the Director’s continued employment with the Company and the Company reserves the right to require the Director to be examined at any time by her own doctor and/or by an independent doctor (in either case at its expense) for the purpose of providing guidance to the Company on any such review. The Director agrees to the results of any such medical examination being disclosed to the Company, which will be entitled to discuss the examination and the results with the person who carried it out and with its advisers.

12.6	If the Director is or has been absent due to sickness or injury for longer than 26 weeks the Company may terminate her employment by giving her notice of not less than her minimum notice entitlement under section 86(1) of the Employment Rights Act 1996.

13	HOLIDAYS

13.1	In addition to the 8 public holidays observed by the Company (being the 8 public / bank holidays recognised in England and Wales), the Director is entitled to 25 days’ paid holiday in each holiday year (which runs from 1 January to 31 December in any year) to be taken at times to be agreed in advance with the director to whom she reports. This entitlement includes the Director’s statutory holiday entitlement under the Regulations.

13.2	No holidays may be carried over by the Director from one holiday year to the next except with the prior written consent of the Board (which will only be given in exceptional circumstances).

13.3	Subject to Clause 13.5 below, for the holiday year during which her appointment commences or terminates, the Director is entitled to 2.08 working days’ holiday for each completed calendar month in the employment of the Company during that holiday year.

13.4	On termination of her employment only the Director will be entitled to receive pay in lieu of holiday accrued but untaken, unless the Director is dismissed in accordance with Clause 19.2 in which case her entitlement will be limited to any accrued unused statutory holiday. The Director must repay to the Company (and the Company will be entitled to deduct from any final monies due to her) any pay received for holiday taken in excess of her entitlement.

13.5	During her notice period the Director shall only be entitled to accrue holiday entitlement under the Regulations (which will accrue at the rate of 1.66 days per completed month). The Company may require the Director to take any accrued but untaken contractual or statutory holiday entitlement during her notice period (even if already booked to be taken at a later date).

13.6	The Director and the Company agree that the provisions of this Clause 13 regarding entitlement to and arrangements for paid holiday serve to vary the relevant provisions of the Regulations and that in any holiday year the Director will be deemed to have utilised her entitlement to 20 days’ leave under the Regulations before any other holiday.

13.7	The granting by the Company of additional days of holiday in any one holiday year does not create any right to those holidays in future years.

14	INVENTIONS, COPYRIGHT AND DESIGNS

14.1	The parties foresee that the Director may make inventions or create other Intellectual Property in the course of her duties under this Agreement and agree that in this respect the Director has a special responsibility to further the interests of the Company and the Group Companies.

14.2	If at any time during the term of her employment the Director, whether alone or with any other person, makes discovers or produces any invention, process, development or design which relates to, or affects, or in the opinion of the Company is capable of being used or adapted for use in or in connection with, the business or any product, process or Intellectual Property of the Company or any Group Company:

14.2.1	the invention, process, development or design will be the absolute property of the Company (except to the extent, if any, provided otherwise by section 39 of the Patents Act 1977); and

14.2.2	the Director must immediately disclose it to the Company in writing and must provide the Company with all such information, data, drawings and documentation as the Company may request in relation thereto.

14.3	The Director must, if and when required to do so by the Company (whether during the term of her employment or afterwards) and at its expense:

14.3.1	apply, or join with the Company in applying, for patent or other protection in any part of the world for any invention, process, development or design to which Clause 14.1 applies;

14.3.2	execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such letters patent or other protection in the Company or any Group Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or Group Company or its nominee; and

14.3.3	assist in defending any proceeding relating to, or in any application for or enforcement of, such patent or other protection.

14.4	The Director must disclose to the Company without delay all copyright works or designs which have been originated, conceived or otherwise produced by the Director alone or in collaboration with others during her employment in the course of the duties of her employment or other duties specifically assigned to her. The Company will own all rights in the said copyright works and designs and the Director hereby waives any and all moral rights related to the said copyright works and designs.

14.5	The Director must if requested so to do by the Company and at the Company’s expense take all steps necessary and execute all documents and do all things that may be required for the purpose of establishing the rights of the Company under the above provisions of this Clause.

15	OTHER INTELLECTUAL PROPERTY

15.1	If at any time during her employment under this Agreement the Director makes or discovers or participates in the making or discovery of any Intellectual Property not the subject of Clause 14 relating to or capable of being used in the business for the time being carried on by the Company or any Group Company, the Director must promptly provide full details of such Intellectual Property to the Company, including all information, data, drawings and documentation as may be requested by the Company in relation thereto. All such Intellectual Property will be the absolute property of the Company.

15.2	The Director irrevocably appoints the Company as her attorney in her name and on her behalf to execute all documents and do all things required in order to give full effect to the provisions of Clauses 14 and 15.

15.3	Rights and obligations under Clauses 14 and 15 will continue in force after termination of this Agreement in respect of Intellectual Property made during the Director’s employment under this Agreement and will be binding on her representatives.

16	CONFIDENTIAL INFORMATION

16.1	The Director acknowledges that in the course of her employment under this Agreement she will have access to and be entrusted with Confidential Information.

16.2	The Director must not, directly or indirectly during the term of her employment or at any time afterwards (unless authorised to do so by the Company) for her own benefit or the benefit of any other person firm or company use or exploit or disclose or divulge to any third party whether deliberately or by neglect or inadvertence any Confidential Information unless specifically authorised by the Company or a court of competent jurisdiction or for the purposes of performing her duties under this Agreement.

16.3	All notes, summaries, extracts and memoranda of any Confidential Information or trade secrets which are acquired, received or made by the Director during the course of her employment are the property of the Company.

16.4	The Director must not at any time make any copy of or record summarise or précis any document or any part of a document belonging to the Company or any Group Company or record the same in any electronic medium except as may be specifically and necessarily required for the purposes of her employment under this Agreement.

16.5	The obligations of confidentiality under this Clause will not apply to any information or material which the Director can prove:

16.5.1	was disclosed to the Director lawfully by a third party who did not obtain the same (whether directly or indirectly) unlawfully; or

16.5.2	was in the public domain at the time of receipt by the Director or has subsequently entered into the public domain other than by reason of the breach by the Director of the provisions of this Clause 16.

17	OTHER BUSINESS INTERESTS

17.1	Subject to Clause 17.2 the Director must not during the term of her employment without the prior consent in writing of the Board be concerned or interested directly or indirectly in any capacity in any other business which is wholly or partly in competition with the business carried on by the Company or by any Group Company or where such engagement, concern or interest could reasonably be expected to lead to a direct conflict of interest arising or otherwise to impair the Director’s ability to act in the best interests of the Company or any Group Company.

17.2	Nothing in Clause 17.1 prevents the Director from holding or being beneficially interested in shares or debentures or other securities listed on the London Stock Exchange or dealt in on the Alternative Investment Market, Ofex or any other recognised stock exchange provided that she neither holds nor is beneficially interested in more than 5% of any single class of any such shares or securities. For the purposes of this Clause there shall be aggregated with any shares or securities held by the Director any shares or securities which her spouse or partner or her children under the age of 18 may hold or in which such person(s) is/are beneficially interested.

18	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS

18.1	The Director shall not directly or indirectly for a period of 6 months from the Termination Date within the Prohibited Area without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company carry on or be engaged or concerned or interested in any capacity in or provide technical, commercial or professional advice to any business competing or seeking to compete with any business of the Company or of any Group Company in which in the period of 12 months prior to the Termination Date the Director was engaged or concerned.

18.2	The Director shall not directly or indirectly for a period of 12 months from the Termination Date without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company in connection with any business (or any part thereof) which is or is intended to be similar to or competitive with the business (or any part thereof) of the Company or of any Group Company in which in the period of 12 months prior to the Termination Date the Director was engaged or concerned solicit, approach or canvass or cause to be solicited, approached or canvassed the custom of:

18.2.1	any person, firm or company who during the period of 12 months prior to the Termination Date was a client or customer of or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment; or

18.2.2	any person, firm or company who was a potential client or customer of the Company or of any Group Company and with whom the Director had personal contact during the period of 12 months prior to the Termination Date with a view to obtaining business.

18.3	The Director shall not directly or indirectly for a period of 6 months from the Termination Date without the prior consent in writing of the Board and whether on her own account or for or on behalf of any other person, firm or company in connection with any business (or any part thereof) which is or is intended to be similar to or competitive with the business (or any part thereof) of the Company or of any Group Company in which in the period of 6 months prior to the Termination Date the Director was engaged or concerned:

18.3.1	deal with, sell goods or provide services to any person firm or company who during the period of 12 months prior to the Termination Date was a client or customer of the Company or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment; or

18.3.2	deal with, sell goods or provide services to any person, firm or company who was a potential client or customer of the Company or any Group Company and with whom the Director had personal contact in connection with her employment during the period of 12 months prior to the Termination Date; or

18.3.3	be employed or engaged by or concerned or interested in any capacity in or provide, technical, commercial or professional advice to any person, firm or company who during the period of 12 months prior to the Termination Date was a client or customer or in the habit of dealing with the Company or any Group Company and with whom the Director had personal contact in connection with her employment if such involvement has or might reasonably be expected to have the result that such person, firm or company will cease or reduce its business with the Company or any Group company or will vary the terms of such business; or

18.3.4	be employed or engaged by or concerned or interested in any capacity, in any person, firm or company who was a supplier of or an introducer of business to the Company or any Group Company during the period of 12 months prior to the Termination Date if such involvement has or might reasonably be expected to have the result that such person, firm or company will cease or reduce its supply or introductions to the Company or any Group Company or will vary the terms of such supply or introduction.

18.4	The Director shall not for a period of 12 months from the Termination Date without the prior consent in writing of the Board directly or indirectly and whether on her own account or for or on behalf of any other person, firm or company seek to entice away from the Company or any Group Company or otherwise solicit or interfere with the relationship between the Company or any Group Company and any person, firm or company who was a supplier of or an introducer of business to the Company or any Group Company during the period of 12 months prior to the Termination Date and with whom the Director had personal contact in connection with her employment.

18.5	The Director shall not for a period of 12 months from the Termination Date without the prior consent in writing of the Board directly or indirectly and whether on her own account or for or on behalf of any other person, firm or company:

18.5.1	solicit, induce, approach or canvass away from the Company or any Group Company; or

18.5.2	make an offer to employ or engage

any person who is employed or engaged by the Company or any Group Company in the capacity of director, manager, officer, executive or in a sales, technical, research and development, marketing or other senior capacity with whom the Director worked or who was a member of the Director’s department or team during the 12 months prior to the Termination Date.

18.6	In the event that the Company exercises its rights under Clause 19.6.1, 19.6.2 and/or 19.6.3 of this Agreement the periods of restriction under Clauses 18.1, 18.2, 18.3, 18.4 and 18.5 above shall be reduced by the period in respect of which such rights have been exercised.

18.7	In the event that the Director receives an offer of employment or request to provide services either during this Agreement or during the currency of the restrictive periods set out in this Clause 18 the Director shall provide immediately to such person company or other entity making such an offer or request a full and accurate copy of this Agreement signed by both parties.

18.8	After the termination of her employment the Director will not represent herself or permit herself to be held out as being in any way connected with or interested in the businesses of the Company or any Group Company.

18.9	The Director acknowledges in respect of each of the restrictions contained in the preceding sub-Clauses:

18.9.1	that they constitute entirely separate, severable and independent restrictions on her; and

18.9.2	the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the legitimate interests of the Company and Group Companies and are reasonable in all the circumstances; and

18.9.3	they are considered reasonable by the parties in all respects but in the event that any of them shall be found or held to be void in circumstances when such restrictions would be valid if some part of the wording were deleted or the scope restricted in any way the parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.

18.10	The Director hereby agrees that she will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company for which she performs services or holds office whereby she will accept restrictions corresponding to the restrictions contained in this Clause 18 (or such of them as may be appropriate in the circumstances) in relation to such business, such area and for such period as the Group Company may reasonably require for the protection of its legitimate interests.

18.11	For the purposes of this Clause 18 “supplier” includes distributor, agent or franchisee.

19	TERMINATION OF EMPLOYMENT

19.1	The Company will be entitled to terminate the Director’s employment in accordance with the provisions of Clauses 4.1, 10.4, 12.6 or 19.2 of this Agreement. For the avoidance of doubt, nothing in this Agreement nor any actual or prospective entitlement to any payments of salary, sick pay or insurance benefits (including any PHI benefits) shall prejudice the Company’s rights to terminate the Director’s employment under this Agreement and the Company may exercise any of its rights to terminate even if this affects the Director’s benefits or future potential benefits or payments.

19.2	The Company may terminate the Director’s employment summarily without notice or payment in lieu of notice or obligation to pay compensation for breach of contract:

19.2.1	if the Director commits any act of dishonesty whether relating to the Company, any Group Company, an employee or otherwise; or

19.2.2	if the Director is guilty of any gross default or gross misconduct in connection with or affecting the business of the Company or any Group Company; or

19.2.3	if the Director neglects, omits or refuses to perform all or any of her duties or obligations pursuant to her employment or this Agreement or to comply with a direction or instruction of the Board; or

19.2.4	if the Director carries out or neglects to carry out any action, whether during or outside the course of her employment or her duties under this Agreement, where in the reasonable opinion of the Board the business, operations, interests or reputation of the Director or the Company or any Group Company is or are likely to be prejudicially affected in consequence of such action or omission; or

19.2.5	if the Director refuses to accept or comply with any changes in her role or responsibilities, status or duties reasonably required by the Board; or

19.2.6	if the Director becomes prohibited by law from being a director of a company or if she ceases to be a director of the Company or any Group Company without the consent or concurrence of the Board; or

19.2.7	if there is material underperformance by the Company or any Group Company for whom the Director has responsibilities against the business plan for the relevant financial period; or

19.2.8	if the Director shall fail in the reasonable opinion of the Board to perform her duties and obligations competently after having received a written warning to that effect; or

19.2.9	if the Director is convicted of any criminal offence which, in the opinion of the Company, could have an adverse affect on the business of the Company or any Group Company (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which only a fine or non-custodial penalty can be imposed); or

19.2.10	if a receiving order shall be made against the Director or she shall enter into any arrangement or composition with her creditors generally or commit any other act of bankruptcy; or

19.2.11	if the Director is in material or significant breach of the Articles of Association of the Company and/or any statutory or regulatory provisions from time to time in force and applicable to her as a director of the Company.

19.3	The Company shall have the right to suspend the Director (subject to the continued payment of her salary and the provision of contractual benefits and for such period as the Company thinks fit) pending any investigation into any alleged misconduct and/or any circumstances that may give rise to a right to terminate under Clause 19.2 above.

19.4	At any time on or after either party has given notice of any length for any reason to terminate the Director’s employment, the Company may in its absolute discretion make a payment in lieu of the notice stipulated in Clause 4.1, 10.4 or 12.6 (as the case may be) or of any unexpired period of notice in full and final settlement of the Director’s contractual entitlements under this Agreement. The Director’s employment shall (without any further right to compensation and without the Company committing any breach of contract) determine immediately upon the Company notifying the Director that it is exercising its right to make payment in lieu pursuant to this Clause.

19.5	Any payment in lieu made under Clause 19.4 shall consist solely of a sum equivalent to the Director’s basic salary (at the rate applicable at the date notice is given) and the cost to the Company of providing her other contractual benefits but excluding any bonus payable under Clause 8 for the notice period or any unexpired period of notice as appropriate and shall be subject to such deductions for tax and national insurance as the employer is required to make. The Company may in its absolute discretion elect to maintain the provision of some or all of the Director’s other contractual benefits, as an alternative to making payment in lieu of the same.

19.6	At any time during any period of suspension and/or during the Director’s notice period:

19.6.1	the Company shall be under no obligation to vest in or assign to the Director any powers or duties or to provide any work for the Director and may require the Director to cease performing her normal duties and/or to perform exceptional duties or special projects;

19.6.2	the Company may exclude the Director from any premises of the Company or any Group Company and/or require the Director to work from home;

19.6.3	the Company may require the Director not to have any written or verbal contact without the consent of the Company with any client, supplier or employee or office holder of the Company or any Group Company;

19.6.4	the Director shall continue to obey all lawful and reasonable directions of the Board and the Director shall co-operate fully with the Board in providing such assistance and information as the Board may reasonably require to assist in the running of the business of the Company or any Group Company;

19.6.5	the Director shall co-operate fully in any investigation by the Board;

19.6.6	the Director shall not be authorised to represent the Company or any Group Company in any form or capacity whatsoever without the prior written consent of the Board;

provided always that the Director’s entitlement to salary and all other contractual benefits shall continue (but excluding any bonus payable under Clause 8) notwithstanding the Company’s exercise of its rights under this Clause. This Clause shall not affect the rights and obligations of the parties prior to the commencement of its application.

20	TERMINATION DUE TO RECONSTRUCTION OR AMALGAMATION

If the Director’s employment under this Agreement is ended by reason of the liquidation of the Company either for the purpose of reconstruction or amalgamation or as part of or in connection with any transfer of the undertaking in which the Director is employed and the Director is offered employment with any concern or undertaking resulting from such reconstruction amalgamation or transfer on terms and conditions which (taken as a whole) are generally not substantially less favourable than the terms of this Agreement then the Director shall have no claim against the Company in respect of the termination of her employment or the change in her terms of employment.

21	EFFECT OF TERMINATION

The expiration or termination of this Agreement however arising shall not operate to affect any of its provisions that in accordance with their terms are expressed to operate or have effect after such termination.

22	DIRECTOR’S OBLIGATIONS ON TERMINATION

22.1	Upon termination of this Agreement for whatever reason or in the event that the Company exercises its rights under Clauses 19.3 or 19.6 the Director shall at the request of the Company:

22.1.1	forthwith resign without compensation from any office as a director of the Company and from all offices and directorships held by her in the Company or any Group Company and from all other appointments or offices which she holds as nominee or as a representative of the Company or any Group Company;

22.1.2	transfer without payment to the Company or as the Company may direct any qualifying shares provided to her by the Company or any Group Company or shares held by her in trust or as nominee by virtue of her employment; and

22.1.3	comply with any relevant provision of the Articles of Association of the Company or any Group Company and/or any shareholders agreement in relation to any shares held by the Director in the Company or any Group Company including any provision relating to the disposal of such shares upon the Director ceasing to be an employee of the Company;

and should the Director fail so to do the Company is irrevocably authorised to appoint some person in her name and on her behalf to sign any documents and do any things necessary or requisite to effect such resignations and/or transfers.

22.2	Upon the termination of this Agreement for whatever reason or in the event that the Company exercises its rights under Clause 19.3 or 19.6 (and at any time during the term of this Agreement upon request by the Company) the Director shall forthwith:

22.2.1	deliver up to the Company all property in her possession, custody or control belonging to the Company or any Group Company (including but not limited to car keys, security and computer passes, computer hardware, facsimile machines, mobile phones, PDAs or other equipment, and all documents and other records of whatever nature (whether on paper or on magnetic or electronic media or in any other format and including correspondence, lists of clients or customers, notes, memoranda, software, plans and drawings, and all copies, notes, summaries and extracts thereof) made or compiled or acquired by the Director during the employment and concerning the business, finances or affairs of the Company or any Group Company and/or the clients, agents, suppliers, distributors or customers of any Company or any Group Company and/or which include or relate to any Confidential Information); and

22.2.2	disclose and relinquish to the Company all passwords and encryption keys to the Company’s and/or any Group Company’s data.

22.3	If so requested the Director shall provide to the Company a signed statement confirming that she has fully complied with Clauses 22.1 and 22.2 above and the Company reserves the right to withhold any payments due to the Director until such statement is provided.

23	EFFECT OF CEASING TO BE A DIRECTOR

Subject to Clause 19.2, if during the term of this Agreement the Director ceases to be a director of the Company (otherwise than by death), the employment of the Director under this Agreement will nevertheless continue and will thereafter have effect as if she were employed as a manager instead of in the position specified in Clause 3.1.

24	WORKING TIME REGULATIONS 1998

24.1	The Director agrees that Regulations 4(1) and (2), 6(1), (2), and (7), 10(1), 11(1) and (2), and 12(1) of the Regulations do not apply to her because the duration of her working time is not measured or pre-determined or can be determined by her in her capacity as a managing executive with autonomous decision taking powers.

For the avoidance of doubt, the Director in any event agrees (in so far as the same might otherwise apply to her) to the other provisions of this Clause 24.

24.2	The Regulations provide that the working time of a worker including overtime shall not exceed an average of 48 hours for each seven days. The Director and the Company agree that this limit shall not apply to the Director.

24.3	The Director and the Company agree that the provisions of Clause 24.2 above will remain in force indefinitely. The Director or the Company may terminate that agreement to disapply the 48-hour maximum working week at any time by giving not less than three months written notice to the other, following which period of notice Clause 24.2 above shall no longer have effect though the other Clauses of this Agreement shall continue to apply.

24.4	The Director and the Company agree that in the event that either party exercises the right to terminate the agreement to disapply the 48-hour maximum working week in accordance with Clause 24.3 above the Director will then work a maximum of 48 hours per week on average over any 17-week reference period.

24.5	The Director agrees to co-operate with the Company’s arrangements to monitor her working time.

24.6	If the Director (with the Company’s prior permission) carries out work other than for the Company or any Group Company she is under a duty to inform the Company as to the exact amount of time she takes up in carrying out such work.

25	DISCIPLINARY AND DISMISSAL PROCEDURES

25.1	There are no disciplinary rules relating to the employment of the Director other than those arising out of this Agreement and the Company’s operating policies and procedures. However the Director is expected to conduct herself at all times in a manner suitable to her role and to exhibit the standard of behaviour commensurate of a Director.

25.2	The disciplinary and dismissal procedures applicable to the Director’s employment are set out in the Company’s operating policies and procedures, but do not form part of the Director’s contract of employment.

25.3	If the Director is dissatisfied with any disciplinary decision relating to her or any decision to dismiss her, she may appeal against the decision to the board of directors of the Parent Company.

26	GRIEVANCE PROCEDURE

26.1	The Director may raise any grievance concerning her employment with the director to whom she reports in accordance with the grievance procedure set out in the Company’s operating policies and procedures. The grievance procedure does not form part of the Director’s contract of employment.

26.2	If the Director is dissatisfied with the initial decision upon her grievance, she may appeal against that decision to the board of directors of the Parent Company.

27	PARTICULARS OF EMPLOYMENT

The following particulars of employment are stated in accordance with the requirements of section 1 of the Employment Rights Act 1996:

27.1	The Director’s normal hours of work are as set out in Clause 5.1.3 above.

27.2	There is no collective agreement which directly affects the Director’s terms and conditions of employment.

28	NOTICES

28.1	Any notice required or permitted to be given under this Agreement must be in writing and must be served by delivering the same personally or by hand or by sending the same by first class pre-paid post or e-mail to the party on which it is to be served in the case of notice to the Director at the address of her principal place of work with the Company or her address stated at the beginning of this Agreement or such other address as she may from time to time notify in writing to the Company for this purpose and in the case of the Company at its registered office for the time being.

28.2	Any notice served by post will be deemed to have been served 48 hours after it was posted and proof that the notice was properly addressed, prepaid and posted is sufficient evidence of service.

29	MISCELLANEOUS

29.1	This Agreement is governed by and must be construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

29.2	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements (if any) relating to the employment or engagement of the Director by the Company or any Group Company (which are deemed to have been terminated by mutual consent).

29.3	The Company reserves the right to recover from the Director at any time and the Director agrees to pay to the Company upon demand any sums which she owes the Company including any overpayments debts or loans made to the Director by the Company or losses suffered by the Company as a result of the Director’s negligence or breach of Company rules or loss or damage to Company property. The Director’s signature to this Agreement constitutes her consent to the Company deducting any sums falling within the scope of this Clause from her pay (including, without limitation, final pay, payment in lieu of notice, holiday pay, sick pay, and/or bonus) or from any other sums payable by the Company to her, in accordance with the requirements of the Employment Rights Act 1996.

29.4	In accordance with the provisions of the Data Protection Act 1998 (the “DPA”) the Company notifies the Director that it holds personal data (including sensitive personal data as defined under the DPA) relating to the Director for the purposes of maintaining a personnel file in respect of her employment and the Director’s signature to this Agreement constitutes her consent to the Company or, where appropriate, any Group Company holding and processing such data both inside and, where necessary, outside the EEA where this is required by law or is necessary or reasonably required for:

29.4.1	the performance of this Agreement;

29.4.2	the proper administration and management of the employment relationship (both during and after the employment); or

29.4.3	the conduct of the business of the Company or any Group Company.

29.5	The Director also consents to such processing or disclosure for the purpose of any potential sale of 50% or more of the shares of the Company or any Group Company or other change of control or any potential transfer of the Director’s employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. Disclosure in this case may include disclosure to potential purchasers or investors and their advisers.

29.6	The Director agrees to use all reasonable endeavours to keep the Company informed of any changes to her personal data and to comply with the DPA.

29.7	The Director agrees to adhere to any Company telecommunications, IT, email and/or internet policy in place from time to time. The Company or, where appropriate, any Group Company may at any time monitor or record the Director’s use of such communications systems (including telephone, fax, email and internet use) and the Director consents to such monitoring and/or recording taking place.

29.8	The Company and the Director agree that no term of this Agreement (including the terms of any documents incorporated either expressly or by implication into this Agreement) will be enforceable by any Third Party in its or her own right by virtue of section 1(1) of the Contracts (Rights of Third Parties) Act 1999 and for the avoidance of doubt this Agreement may be rescinded or varied in whole or in part by agreement between the Company and the Director without the consent of any such Third Party. For the purposes of this Clause a “Third Party” means any person who is not named as a party to this Agreement.

29.9	This Agreement may be executed in as many counterparts as there are signatories to it, and when each signatory has executed at least one counterpart of this Agreement it shall be as effective as if both of the signatories had executed each of the counterparts of it. Each counterpart of this Agreement so executed may be treated as an original of this Agreement.

29.10	No delay by the Company or any Group Company in exercising any of its rights under this Agreement will constitute a waiver of such rights (regardless of the duration of such delay).

IN WITNESS of which this Agreement has been duly signed as a deed by or on behalf of the parties and delivered on the date first mentioned above.

SIGNED (but not delivered until the date hereof) as a DEED by the said

RACHELLE HAREL in the presence of :

WITNESS:

Signature:

Name (in block capitals):

Address:

Occupation:

SIGNED (but not delivered until the date hereof) as a DEED by

SUMMER INFANT EUROPE LIMITED acting by a director and a director/secretary

DIRECTOR

Signature:

Name (in block capitals):

SECRETARY/DIRECTOR

Signature:

Name (in block capitals):